DARA BioSciences Closes at Market Private Placement Transaction

RALEIGH, NC, March 1, 2010 -- DARA BioSciences, Inc.® (NASDAQ:DARA), a biopharmaceutical development company, today announced that on February 26, 2010 it closed a private placement financing with certain existing accredited individual investors. The Company-managed financing transaction raised approximately $1.7 million through the sale of units comprised of 3,652,136 shares of common stock and warrants to purchase 1,826,068 shares of common stock.

DARA plans to use the proceeds from the private placement for working capital. Richard Franco, CEO of DARA Biosciences, said, “We are extremely pleased and appreciative to have received such strong and unsolicited support from this group of investors.”

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About DARA BioSciences, Inc.

DARA BioSciences, Inc. is a Raleigh, North Carolina based drug development biopharmaceutical company that acquires promising therapeutic small molecules and develops them through proof of concept in humans for subsequent sale or out-licensing to larger pharmaceutical companies. Presently DARA has two drug candidates with cleared IND's (Investigational New Drug) Applications from the US FDA. One of these drug candidates KRN5500 has successfully completed a Phase 2a clinical trial treating cancer patients for neuropathic pain. It has a portfolio of drug candidates for neuropathic pain, type 2 diabetes, and psoriasis. For more information please contact the Company at 919-872-5578 or visit our web site at http://www.darabio.com.

CONTACT: Cameron Associates, Inc. Kevin McGrath 212.245.4577 Kevin@cameronassoc.com